Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of SAIC, Inc. on Form S-8 of (1) our report relating to the financial statements of Science Applications International Corporation dated April 24, 2006, and our report relating to the balance sheet of SAIC, Inc. dated April 24, 2006, appearing in Registration Statement No. 333-128021 on Form S-1 of SAIC, Inc., (2) our report relating to the financial statements and supplemental schedule of Science Applications International Corporation 401(k) Profit Sharing Plan dated June 22, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to valuation of investment securities for which market values are not readily ascertainable), appearing in the Annual Report on Form 11-K of Science Applications International Corporation 401(k) Profit Sharing Plan for the year ended December 31, 2005, and (3) our report relating to the financial statements and supplemental schedule of AMSEC Employees 401(k) Profit Sharing Plan dated June 26, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to valuation of investment securities for which market values are not readily ascertainable), appearing in the Annual Report on Form 11-K of AMSEC Employees 401(k) Profit Sharing Plan for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

October 18, 2006